As filed with the Securities and Exchange Commission on April 17, 2013

Registration Statement No. 333-187231

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1

ON FORM S-3

UNDER

THE SECURITIES ACT OF 1933

DIAMONDROCK HOSPITALITY COMPANY

(Exact name of registrant as specified in its charter)

Maryland

(State or other jurisdiction of incorporation or organization)

20-1180098

(I.R.S. Employer Identification Number)

3 Bethesda Metro Center, Suite 1500

Bethesda, Maryland 20814

(240) 744-1150

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

William J. Tennis

Executive Vice President, General Counsel

and Corporate Secretary

DIAMONDROCK HOSPITALITY COMPANY

3 Bethesda Metro Center, Suite 1500

Bethesda, Maryland 20814

(240) 744-1150

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Gilbert G. Menna

Suzanne D. Lecaroz

Goodwin Procter LLP

Exchange Place

Boston, Massachusetts 02109-2881

(617) 570-1000

Approximate Date of Commencement of Proposed Sale to the Public: This Post-Effective Amendment No. 1 on Form S-3 to Registration Statement on Form S-3ASR (Registration No. 333-187231) (the “Registration Statement”) is being filed to deregister all of the securities that remain unsold under the Registration Statement as of the date hereof.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is used to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒		Accelerated filer	☐

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to Form S-3ASR (this “Post-Effective Amendment”) relates to the Registration Statement on Form S-3 ASR (File No. 333-187231) of DiamondRock Hospitality Company (the “Company”) filed with the Securities and Exchange Commission (the “Commission”) on March 13, 2013 (the “Registration Statement”). The Registration Statement automatically became effective upon filing with the Commission. Pursuant to the Registration Statement, the Company registered the resale from time to time of 7,211,538 shares (the “Shares”) of the Company’s common stock. The Shares were registered to permit resales by BREP VI (DRH) L.P. (the “Selling Securityholder”), an affiliate of Blackstone Real Estate Partners IV (the “Seller”), that acquired the Shares in connection with the Company’s acquisition from the Seller of a portfolio of four hotels on July 12, 2012 (the “Portfolio Acquisition”).

The Company is filing this Post-Effective Amendment No. 1 to deregister all of the Shares under the Registration Statement. The Company is deregistering such Shares because it is no longer obligated to maintain the effectiveness of the Registration Statement pursuant to the terms of that certain registration rights and lock-up agreement entered into between the Company and the Selling Securityholder in connection with the Portfolio Acquisition because the Company has been advised that all of the Shares have been sold as of the date hereof by the Selling Securityholder.

No exhibits are filed with this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Bethesda, State of Maryland, on April 17, 2013.

DIAMONDROCK HOSPITALITY COMPANY

By:	/s/ William J. Tennis
William J. Tennis
Executive Vice President, General Counsel and Corporate Secretary

By:	/s/ Mark W. Bruger
Name:	Mark W. Brugger	April 17, 2013
Title:	Chief Executive Officer and Director (Principal Executive Officer)

By:	/s/ Sean M. Mahoney	April 17, 2013
Name:	Sean M. Mahoney
Title:	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)

By:	*	April 17, 2013
Name:	William W. McCarten
Title:	Chairman

By:	*	April 17, 2013
Name:	Daniel J. Altobello
Title:	Director

By:	*	April 17, 2013
Name:	W. Robert Grafton
Title:	Director

By:	*	April 17, 2013
Name:	Maureen L. McAvey
Title:	Director

By:	*	April 17, 2013
Name:	Gilbert T. Ray
Title:	Director

By:	*	April 17, 2013
Name:	Bruce D. Wardinski
Title:	Director

*By:	/s/ William J. Tennis
William J. Tennis
Attorney-in-fact